                                                                   EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated October 16, 1998, relating to the financial statements of Inktomi Corporation which appears in Inktomi Corporation's 1998 Annual Report on Form 10-K and to the use in this Registration Statement on Form S-3 of our report dated October 16, 1998, except as to the pooling of interests with Impulse! Buy Network, Inc. which is as of April 30, 1999, relating to the supplementary financial statements appearing in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.

San Francisco, California
July 12, 1999